AGREEMENT AND PLAN OF MERGER

OF

GBS ENTERPRISES INCORPORATED

AND

MARIZYME, INC.

This Agreement and Plan of Merger (the “Agreement”) is entered into by and between GBS Enterprises Incorporated, a Nevada corporation (the “Parent”), and Marizyme, Inc., a Nevada corporation and a wholly-owned subsidiary of the Parent (the “Subsidiary”), as of March ____, 2018.

WHEREAS, the boards of directors of each of the Parent and Subsidiary have declared it advisable and in the best interests of each of the corporations and their respective stockholders to merge the Subsidiary with and into the Parent pursuant to Section 92A.180 of the Nevada Revised Statutes (“NRS”) upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the Company and the Subsidiary agree as follows:

1.Merger. Subsidiary shall, pursuant to the applicable provisions of the NRS, be merged with and into Parent as of the effective date and time set forth in the Articles of Merger (“Effective Time”) to be filed with the Secretary of State of the State of Nevada (the “Articles of Merger”). As of the Effective Time, Parent shall be the surviving corporation and shall change its name to “Marizyme, Inc.” (the “Surviving Corporation”), and the separate existence of Subsidiary shall cease in accordance with the provisions of the NRS.

2.Articles of Incorporation.

a.The Articles of Incorporation of Parent (as amended from time to time, “Articles of Incorporation”), as now in force and effect, shall continue to be the Articles of Incorporation of the Surviving Corporation, except that the name of the Parent set forth in Article I of the Articles of Incorporation shall be changed to “Marizyme, Inc.” upon the Effective Time.

b.Such Articles of Incorporation as herein amended shall continue in full force and effect until further amended and changed in the manner prescribed by the provisions of the NRS and the Articles of Incorporation.

3.Bylaws. The Bylaws of Parent (“Bylaws”), as now in force and effect, shall continue to be the Bylaws of the Surviving Corporation and shall continue in full force and effect until changed, altered, or amended in the manner prescribed by the applicable provisions of the NRS and the Bylaws.

4.Directors and Officers. The directors and officers of the Parent in office at the Effective Time shall be the directors and officers of the Surviving Corporation in office at the Effective Time, all of whom shall hold their offices until the election and qualification of their respective successors or until their earlier removal, resignation or death in accordance with the Bylaws.

5.Capital Stock of Parent and Subsidiary. At the Effective Time, each issued and outstanding share of capital stock of Subsidiary, having a par value per share of $0.0001, shall be cancelled and shall not be converted into, or exchanged with, shares of the Surviving Corporation in any manner. Each issued and outstanding equity share of Parent shall not be converted or exchanged in any manner, but as of the Effective Time shall represent equivalent equity shares of the Surviving Corporation.

6.Execution, Filing and Recordation. Parent and Subsidiary agree that they will cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of Nevada and that they will cause to be performed all necessary acts within the State of Nevada and elsewhere to effectuate the merger provided for in this Agreement.

7.Termination. This Agreement may be terminated at any time prior to the Effective Time upon a vote of the directors of either Parent or Subsidiary. In the event of such termination, this Agreement shall forthwith become void and neither party nor their respective officers, directors or stockholders shall have any liability hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement and Plan of Merger as of the date first written above.

PARENT:	GBS ENTERPRISES INCORPORATED

By: /s/ Joerg Ott
Name: Joerg Ott
Title: President and Chief Executive Officer

SUBSIDIARY:	MARIZYME, INC.

By: /s/ Nicholas DeVito
Name: Nicholas DeVito
Title: President, Chief Executive Officer, Secretary and Treasurer